        Contacts:
Investor Relations:
Jenna Berg
ir@cimpress.com
+1.781.652.6480
Media Relations:
Paul McKinlay
mediarelations@cimpress.com

Cimpress Reports Fourth Quarter and Fiscal Year 2017 Financial Results

•	Fourth quarter 2017 results:

◦	Revenue grew 18 percent year over year to $564.3 million

◦	Revenue grew 9 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦
GAAP loss from operations was $9.7 million in the current period versus income from operations of $16.0 million in the year-ago period, largely due to acquisition-related charges and planned increases in investments, partially offset by restructuring savings

◦
GAAP net loss per diluted share was $1.11 in the fourth quarter of 2017 versus GAAP net income per diluted share of $0.51 in the year-ago period due to the items above as well as significant non-cash currency-related losses

◦	Adjusted net operating profit after tax (adjusted NOPAT) was $9.6 million versus $16.9 million in the year-ago period

•	Fiscal year 2017 results:

◦	Revenue grew 19 percent year over year to $2,135.4 million

◦	Revenue grew 8 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦
GAAP loss from operations was $45.7 million in the current fiscal year versus GAAP income from operations of $78.2 million in the year-ago period, primarily due to planned increases in investments, acquisition-related charges, previously announced loss of certain partner profits, net restructuring costs, and unfavorable currency impacts, partially offset by reduced impairment charges

◦
GAAP net loss per diluted share was $2.29 in fiscal 2017 versus GAAP net income per diluted share of $1.64 in the year-ago period due to the operating items above, and significant year-over-year changes in non-operational currency impacts, partially offset by a GAAP tax benefit

◦	Adjusted net operating profit after tax (adjusted NOPAT) was $64.6 million versus $139.8 million in the year-ago period

Venlo, the Netherlands, July 26, 2017 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the fourth quarter and fiscal year ended June 30, 2017.

"Fiscal year 2017 was important in terms of the evolution of Cimpress," said Robert Keane, president and chief executive officer. "We decentralized our operations, delivered many new capabilities and product offerings, began using our mass customization platform, made strong investments in organic growth opportunities, and completed our largest acquisition to date. Additionally, we continue to improve our understanding of and approach to capital allocation, pushing this understanding deeper into our organization. I describe these subjects in detail in my annual letter to investors which was published simultaneously with this earnings announcement on ir.cimpress.com. We also plan to highlight our progress and fiscal year 2018 plans at our upcoming investor day on August 8, 2017."

Sean Quinn, chief financial officer, said, "Fourth quarter revenue growth decelerated, in line with our expectations. As mentioned last quarter, the timing shift of the Easter holiday from the third quarter in 2016 to the fourth quarter in 2017 created much of this dynamic. Looking at the full year which removes typical quarterly fluctuations, our revenue growth by segment was in line with our commentary at the beginning of the year. As described throughout the year, we continue to see pressure on Vistaprint's gross profit from shipping price reductions and the rapid expansion of product selection and design services as we have prioritized launching and learning about demand levels ahead of in-year profits. We often note that we are not targeting absolute gross margin or even contribution margin increases; we seek to maximize our cash flows over long periods of time. With that said, the Vistaprint business sees opportunities to optimize costs and pricing starting in the upcoming year as we scale these offerings and realize the operational benefits of our recent reorganization."

The following year-over-year items negatively influenced GAAP operating income in the fourth quarter and full year:

•
Increased organic investments in fiscal year 2017 compared to fiscal year 2016, which materially weigh on profitability. These investments include costs that impact our gross profit such as shipping price reductions, expanded design services, and new product introductions. For the full year, the increase in organic investments impacted operating income by approximately $45 million.

•
Restructuring charges related to the reorganization announced on January 25, 2017. The year-over-year increase was $0.8 million for the fourth quarter and $26.3 million for the full year. In our full-year results, the savings we realized from the restructuring partially offset the restructuring charges.

•
A year-over-year increase in acquisition-related charges as follows: First, earn-out related charges primarily associated with the prior year acquisition of WIRmachenDRUCK of $10.5 million for the fourth quarter and $34.0 million for the full year. This increase brings the fair value of the earn-out to the maximum amount of €40 million, with a small time-based discount. Second, an increase in acquisition-related amortization of intangible assets of $2.2 million for the quarter and $5.6 million for the year. Third, the acceleration of the vesting of equity awards from two unrelated acquisition-related employment contracts led to a year-over-year increase in share-based compensation costs of $3.4 million in the fourth quarter and $4.8 million for the full-year. The full-year acquisition-related impacts are partially offset by a year-over-year decrease in impairment charges of $21.3 million related to acquisitions.

•
An increase in share-based compensation expense due to the implementation of our previously described long-term incentive program at the beginning of fiscal year 2017. The year-over-year increase was $3.9 million for the fourth quarter and $13.7 million for the full year, excluding share-based compensation related to restructuring and acquisition-related investment consideration, which are included in the respective impacts listed above.

•
A profit decline due to the termination of two partner contracts as previously described. The year-over-year impact of this was approximately $1 million for the fourth quarter, and $18 million for the full year.

•	Unfavorable year-over-year currency fluctuations that were offset below the line by year-over-year changes in realized gains from hedging contracts in other income, net.

Quinn added, "Including the currency impact, the items listed above weigh on our operating income by over $100 million in fiscal year 2017 compared to fiscal year 2016. We do not ask our shareholders to ignore these costs, but it is important to understand them in order to analyze the underlying operating trends in our business."

For fiscal year 2018, Cimpress expects to achieve year-over-year savings from its recent restructuring, net of charges, as follows: approximately $35 million on a free cash flow basis, and approximately $50 million on an operating income basis. These savings estimates do not include the annualized savings related to the reduction in previously planned hiring that we have achieved in fiscal year 2017 since they do not impact the actual year-over-year savings.

Quinn added, "As we look ahead to fiscal year 2018, we are on track to recognize the financial benefits of our recent restructuring in line with our past commentary. Our businesses are focused on delivering strong returns from past investment spend and, as outlined in detail in our letter to investors dated July 26, 2017, we expect to continue to invest significantly against our organic growth opportunities, albeit at a more modest amount relative to fiscal year 2017. These are among the factors that we expect to result in higher unlevered free cash flow in fiscal year 2018."

Anticipated Sale of Albumprinter Business:
Cimpress has recently entered into a definitive agreement to divest its Albumprinter business, including its FotoKnudsen subsidiary. Although Albumprinter’s capabilities clearly fall within the sphere of mass customization, Cimpress believes it can more attractively invest the capital it will free up as a result of this transaction. We expect the sale of Albumprinter to be completed in the first quarter of fiscal year 2018. The assets and liabilities are "held for sale" on our balance sheet as of June 30, 2017.

Consolidated Financial Metrics:

•
Revenue for the fourth quarter of fiscal year 2017 was $564.3 million, an 18 percent increase compared to revenue of $479.2 million in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, revenue grew 9 percent year over year in the fourth quarter. For the full year, total consolidated revenue grew 19 percent year over year. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, revenue for the full year grew 8 percent. Revenue growth for the fourth quarter, and even more so for the full year, was negatively impacted by the loss of certain partner revenue. These terminated partner relationships will not impact our year-over-year growth rates in future quarters because more than four quarters have now passed since the cessation of revenue from these sources.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 50.5 percent, down from 53.7 percent in the same quarter a year ago due to lower Vistaprint gross margins as a result of planned investments, as well as unfavorable currency changes. For the full fiscal year, gross margin was 51.4 percent compared to 56.7 percent in fiscal year 2016, due to the same reasons described above for the quarter, as well as a year-over-year mix impact from recent acquisitions.

•
Contribution margin (revenue minus the cost of revenue, the cost of advertising and payment processing as a percent of total revenue) in the fourth quarter was 32.9 percent, down from 36.1 percent in the same quarter a year ago. For the full fiscal year, contribution margin was 32.8 percent compared to 37.9 percent in the prior fiscal year. Advertising as a percent of revenue was flat year over year for both the fourth quarter and full year; therefore the contribution margin trend was driven by the decline in gross margin as described above.

•
GAAP operating loss in the fourth quarter was $9.7 million, or 1.7 percent of revenue, compared to operating income of $16.0 million, or 3.3 percent of revenue, in the same quarter a year ago. GAAP operating loss for fiscal year 2017 was $45.7 million, or 2.1 percent of revenue, compared to operating income of $78.2 million, or 4.4 percent of revenue, in the prior fiscal year. The drivers of this significant loss are described above, before the "Anticipated Sale of Albumprinter Business" section of this release.

•
Adjusted NOPAT for the fourth quarter, which is defined at the end of this press release, was $9.6 million, or 1.7 percent of revenue, down from $16.9 million, or 3.5 percent of revenue, in the same quarter a year ago. For the full fiscal year, adjusted NOPAT was

$64.6 million, or 3.0 percent of revenue, down from $139.8 million, or 7.8 percent of revenue, in fiscal year 2016. The profit impacts described above that also impacted adjusted NOPAT were the increased organic investments, the increase in share-based compensation related to our new long-term incentive program, and the reduction in partner profits. Because the restructuring charges are excluded from adjusted NOPAT, there is a positive impact from restructuring savings during the quarter and year.

•
GAAP net loss attributable to Cimpress for the fourth quarter was $34.7 million, or 6.2 percent of revenue, compared to net income of $16.9 million, or 3.5 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net loss attributable to Cimpress was $71.7 million, or 3.4 percent of revenue, compared to GAAP net income of $54.3 million, or 3.0 percent of revenue, in the prior fiscal year. In addition to the impacts described above, GAAP net loss was negatively influenced by year-over-year non-operational, non-cash currency impacts, and positively influenced by a significant reduction in our tax provision in the current period compared to the year-ago period due to our consolidated losses as well as favorable discrete items during the quarter and year.

•
GAAP net loss per diluted share for the fourth quarter was $1.11, versus net income of $0.51 in the same quarter a year ago. For fiscal year 2017, GAAP net loss per diluted share was $2.29, versus net income per diluted share of $1.64 in the prior full fiscal year.

•
Capital expenditures in the fourth quarter were $17.2 million, or 3.1 percent of revenue, versus $17.8 million, or 3.7 percent of revenue in the same quarter a year ago. During the full fiscal year capital expenditures were $74.2 million or 3.5 percent of revenue, compared to $80.4 million or 4.5 percent of revenue in fiscal year 2016.

•
During the fourth quarter, the company generated $33.1 million of cash from operations and $7.1 million in free cash flow, a non-GAAP financial measure, which is defined at the end of this press release. During the full fiscal year, the company generated $156.7 million of cash from operations and $45.1 million in free cash flow.

•
As of June 30, 2017, the company had $37.7 million of cash and cash equivalents (including $12.0 million of cash held for sale related to the planned Albumprinter divestiture) and $876.7 million of debt, net of issuance costs. After considering debt covenant limitations, as of June 30, 2017 the company had $211.8 million available for borrowing under its committed credit facility. Based on Cimpress' debt covenant definitions, its total leverage ratio was 3.45 as of June 30, 2017. The company continues to expect to reduce its leverage ratio approximately to, or below, its long-term target of 3 times trailing twelve month EBITDA by the end of calendar year 2017 through a combination of debt repayment and EBITDA expansion. As recently announced, Cimpress amended and increased the size of its credit facility in July for long-term flexibility.

•
Cimpress did not repurchase shares during the fourth quarter. For the full year, Cimpress purchased 593,763 shares for $50.0 million inclusive of transaction costs, at an average price per share of $84.22.

Supplemental Materials and July 27, 2017 Conference Call Information
Cimpress has posted an end-of-year presentation with accompanying prepared remarks, as well as our annual letter to investors at ir.cimpress.com. On Thursday, July 27, 2017 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (844) 778-4144, conference ID 36574151. A replay of the Q&A session will be available on the company’s website following the call on July 27, 2017.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and adjusted NOPAT.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 26, 2017 at ir.cimpress.com and to review materials that will be presented at our upcoming annual investor day meeting on August 8, 2017.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted net operating profit after tax, free cash flow, unlevered free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in the last twelve months:

•
Adjusted net operating profit after tax is defined as GAAP operating income, less cash taxes attributable to current period operations and interest expense associated with our Waltham, Massachusetts lease, excluding M&A related items such as acquisition-related amortization and depreciation, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, or impairments, plus realized gains or losses on currency derivatives that are not included in operating income.

•
Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance.

•
Unlevered free cash flow is defined as free cash flow as described above, plus the cash paid during the period for interest, minus the interest expense associated with our Waltham, Massachusetts lease.

•
Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar.

•	Fourth quarter constant-currency revenue growth excluding revenue from acquisitions made during the past twelve months excludes the impact of currency as defined above and revenue from National Pen.

These non-GAAP financial measures are provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons they are used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for our currency forward contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK, National Pen and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business, cash flows, and revenue, the expected savings from our recent organizational changes, and the expected sale of our Albumprinter business. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. The sale of our Albumprinter business may be delayed or may not close at all if either Cimpress or the buyer fails to satisfy the conditions to close the transaction. Our actual results may differ materially from those indicated by the forward-looking statements in this press release as a result of various important factors, including but not limited to our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; our failure to develop our mass customization platform or the failure of the platform to drive the efficiencies and competitive advantage we expect; our ability to accurately forecast the savings and charges relating to our organizational changes; unanticipated changes in our markets, customers, or business; our loss of key personnel; our failure to reposition our Vistaprint brand and to promote and strengthen all of our brands; our failure to attract new customers and retain our current customers; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of customized products and services to shop online; competitive pressures; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended March 31, 2017 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	June 30, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$25,697	$77,426
Marketable securities	—	7,893
Accounts receivable, net of allowances of $3,590 and $490, respectively	48,630	32,327
Inventory	46,563	18,125
Prepaid expenses and other current assets	78,835	64,997
Assets held for sale	46,276	—
Total current assets	246,001	200,768
Property, plant and equipment, net	511,947	493,163
Software and web site development costs, net	48,470	35,212
Deferred tax assets	48,004	26,093
Goodwill	514,963	466,005
Intangible assets, net	275,924	216,970
Other assets	34,560	25,658
Total assets	$1,679,869	$1,463,869
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$127,386	$86,682
Accrued expenses	175,567	178,987
Deferred revenue	30,372	25,842
Short-term debt	28,926	21,717
Other current liabilities	78,435	22,635
Liabilities held for sale	8,797	—
Total current liabilities	449,483	335,863
Deferred tax liabilities	60,743	69,430
Lease financing obligation	106,606	110,232
Long-term debt	847,730	656,794
Other liabilities	94,683	60,173
Total liabilities	1,559,245	1,232,492
Commitments and contingencies
Redeemable noncontrolling interests	45,412	65,301
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,415,503 and 31,536,732 shares outstanding, respectively	615	615
Treasury shares, at cost,12,665,124 and 12,543,895 shares, respectively	(588,365)	(548,549)
Additional paid-in capital	361,376	335,192
Retained earnings	414,771	486,482
Accumulated other comprehensive loss	(113,398)	(108,015)
Total shareholders’ equity attributable to Cimpress N.V.	74,999	165,725
Noncontrolling interests	213	351
Total shareholders' equity	75,212	166,076
Total liabilities, noncontrolling interests and shareholders’ equity	$1,679,869	$1,463,869

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Revenue	$564,256	$479,205	$2,135,405	$1,788,044
Cost of revenue (1)	279,077	222,097	1,036,975	773,640
Technology and development expense (1)	64,702	57,546	243,230	210,080
Marketing and selling expense (1)	159,622	133,707	610,932	508,502
General and administrative expense (1)	57,098	39,376	207,569	145,844
Amortization of acquired intangibles	12,603	10,449	46,145	40,563
Restructuring expense (1)	810	—	26,700	381
Impairment of goodwill and acquired intangible assets	—	—	9,556	30,841
(Loss) income from operations	(9,656)	16,030	(45,702)	78,193
Other (expense) income, net	(11,473)	18,169	10,362	26,098
Interest expense, net	(12,858)	(9,819)	(43,977)	(38,196)
(Loss) income before income taxes	(33,987)	24,380	(79,317)	66,095
Income tax (benefit) provision	526	7,211	(7,118)	15,684
Net (loss) income	(34,513)	17,169	(72,199)	50,411
Add: Net loss (income) attributable to noncontrolling interest	(189)	(239)	488	3,938
Net (loss) income attributable to Cimpress N.V.	$(34,702)	$16,930	$(71,711)	$54,349
Basic net (loss) income per share attributable to Cimpress N.V.	$(1.11)	$0.54	$(2.29)	$1.72
Diluted net (loss) income per share attributable to Cimpress N.V.	$(1.11)	$0.51	$(2.29)	$1.64
Weighted average shares outstanding — basic	31,195,625	31,418,823	31,291,581	31,656,234
Weighted average shares outstanding — diluted	31,195,625	32,996,473	31,291,581	33,049,454
____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Cost of revenue	$80	$15	$289	$72
Technology and development expense	2,158	1,534	8,724	5,892
Marketing and selling expense	1,315	368	4,857	1,591
General and administrative expense	9,429	3,702	28,500	16,273
Restructuring expense	—	—	6,257	—

Note: During the third quarter of fiscal 2017, we changed the presentation of amortization expense for acquired intangible assets. The expense was previously classified within each of the respective expense lines of our consolidated statement of operations and now is presented as a separate financial statement line item, "Amortization of acquired intangible assets". Prior period results have been recast to reflect this change.

Also, given the significance of our third quarter restructuring charges we are presenting these expenses as a separate financial statement line item, "Restructuring expense", in our consolidated statement of operations. Prior period results have been recast to reflect this change.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Operating activities
Net (loss) income	$(34,513)	$17,169	$(72,199)	$50,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,616	35,401	158,400	131,918
Impairment of goodwill and acquired intangible assets	—	—	9,556	30,841
Share-based compensation expense	12,982	5,619	48,627	23,772
Deferred taxes	(3,509)	(4,741)	(41,358)	(15,922)
Abandonment of long-lived assets	678	1,216	2,408	10,979
Change in contingent earn-out liability	12,013	—	39,377	—
Gain on sale of available-for-sale securities	—	—	(2,268)	—
Unrealized loss (gain) on derivatives not designated as hedging instruments included in net (loss) income	14,974	(9,142)	15,813	(8,163)
Payment of contingent consideration in excess of acquisition date fair value	—	(8,613)	—	(8,613)
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	1,525	(6,027)	(5,690)	(9,199)
Other non-cash items	493	2,989	2,886	5,784
Gain on proceeds from insurance	—	—	—	(3,136)
Changes in operating assets and liabilities:
Accounts receivable	1,267	4,396	4,701	6,766
Inventory	(1,563)	1,305	(8,699)	(11)
Prepaid expenses and other assets	(1,868)	(3,399)	521	(7,668)
Accounts payable	15,424	13,174	25,332	25,670
Accrued expenses and other liabilities	(27,427)	2,791	(20,671)	13,929
Net cash provided by operating activities	33,092	52,138	156,736	247,358
Investing activities
Purchases of property, plant and equipment	(17,241)	(17,794)	(74,157)	(80,435)
Business acquisitions, net of cash acquired	—	(1,972)	(204,875)	(164,412)
Purchases of intangible assets	(87)	(23)	(197)	(476)
Capitalization of software and website development costs	(8,629)	(8,140)	(37,307)	(26,324)
Proceeds from sale of available-for-sale securities	—	—	6,346	—
Proceeds from the sale of assets	282	—	4,513	—
Proceeds from insurance related to investing activities	—	—	—	3,624
Other investing activities	1,392	1,710	3,888	2,485
Net cash used in investing activities	(24,283)	(26,219)	(301,789)	(265,538)
Financing activities
Proceeds from borrowings of debt	125,071	82,000	737,075	598,008
Payments of debt and debt issuance costs	(141,860)	(98,501)	(540,142)	(430,692)
Payment of purchase consideration included in acquisition-date fair value	—	(2,980)	(539)	(7,330)
Payments of withholding taxes in connection with equity awards	(3,752)	(1,699)	(14,568)	(7,467)
Payments of capital lease obligations	(3,858)	(3,796)	(15,887)	(13,933)
Purchase of ordinary shares	—	—	(50,008)	(153,467)
Purchase of noncontrolling interests	—	—	(20,230)	—
Proceeds from issuance of ordinary shares	5,861	1,326	6,192	4,705
Capital contribution from noncontrolling interest	—	—	1,404	5,141
Other financing activities	—	—	1,281	(303)
Net cash provided by (used in) financing activities	(18,538)	(23,650)	104,578	(5,338)
Effect of exchange rate changes on cash and cash equivalents	4,001	(1,569)	788	(2,640)
Increase in cash held for sale	12,042	—	12,042	—
Net (decrease) increase in cash and cash equivalents	(17,770)	700	(51,729)	(26,158)
Cash and cash equivalents at beginning of period	43,467	76,726	77,426	103,584
Cash and cash equivalents at end of period	$25,697	$77,426	$25,697	$77,426

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Adjusted net operating profit after tax reconciliation:
GAAP operating (loss) income	$(9,656)	$16,030	$(45,702)	$78,193
Less: Cash taxes attributable to current year (see below)	(12,283)	(12,649)	(31,104)	(32,236)
Exclude expense impact of:
Acquisition-related amortization and depreciation	12,662	10,518	46,402	40,834
Earn-out related charges¹	12,245	1,793	40,384	6,378
Share-based compensation related to investment consideration	4,559	1,130	9,638	4,835
Certain impairments²	—	1,216	9,556	41,820
Restructuring related charges	810	—	26,700	381
Less: Interest expense associated with Waltham lease	(1,904)	(1,961)	(7,727)	(6,287)
Include: Realized gains on currency derivatives not included in operating income	3,156	837	16,474	5,863
Adjusted NOPAT[3]	$9,589	$16,914	$64,621	$139,781

Cash taxes paid in the current year[4]	$13,375	$8,661	$49,342	$19,750
Less: cash taxes received (paid) and related to prior years[4]	1,867	(1,722)	(10,319)	934
Plus: cash taxes attributable to the current year but not yet (received) paid	(3,320)	5,316	(5,650)	9,298
Plus: cash impact of excess tax benefit on equity awards attributable to current year	3,353	1,224	8,003	5,574
Less: cash tax (paid) received related to NOPAT exclusion items	856	—	(681)	—
Less: cash taxes paid related to the transfer of IP	(3,848)	(830)	(9,591)	(3,320)
Cash taxes attributable to current year	$12,283	$12,649	$31,104	$32,236

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.
2Includes the impact of certain impairments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles - Goodwill and Other".
3Adjusted NOPAT will include the impact of discontinued operations as defined by ASC 205-20 in periods in which they occur.
4For the quarter and year ended June 30, 2016, cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of a prior years' taxes generated as a result of a prior year excess share-based compensation deduction. Therefore, the impact is not included in adjusted NOPAT for the current period.

	Three Months Ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Free cash flow reconciliation:
Net cash provided by operating activities	$33,092	$52,138	$156,736	$247,358
Purchases of property, plant and equipment	(17,241)	(17,794)	(74,157)	(80,435)
Purchases of intangible assets not related to acquisitions	(87)	(23)	(197)	(476)
Capitalization of software and website development costs	(8,629)	(8,140)	(37,307)	(26,324)
Payment of contingent consideration in excess of acquisition-date fair value	—	8,613	—	8,613
Proceeds from insurance related to investing activities	—	—	—	3,624
Free cash flow	$7,135	$34,794	$45,075	$152,360
Plus: cash paid during the period for interest	17,845	14,741	45,275	37,623
Less: interest expense for Waltham lease	(1,904)	(1,961)	(7,727)	(6,287)
Unlevered free cash flow	$23,076	$47,574	$82,623	$183,696

CIMPRESS N.V.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONT.) AND SEGMENT INFORMATION
(unaudited in thousands)

	GAAP Revenue
	Three Months Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2017	2016	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint	$319,195	$305,008	5%	1%	6%	—%	6%
Upload and Print	161,792	146,468	11%	3%	14%	—%	14%
National Pen	53,884	—	100%	—%	100%	(100)%	—%
All Other Businesses	29,385	27,729	6%	1%	7%	—%	7%
Total revenue	$564,256	$479,205	18%	2%	20%	(11)%	9%

	GAAP Revenue
	Year ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2017	2016	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint	$1,305,285	$1,217,162	7%	2%	9%	—%	9%
Upload and Print	588,613	432,638	36%	3%	39%	(26)%	13%
National Pen	112,712	—	100%	—%	100%	(100)%	—%
All Other Businesses	128,795	138,244	(7)%	—%	(7)%	—%	(7)%
Total revenue	$2,135,405	$1,788,044	19%	2%	21%	(13)%	8%

	Three Months Ended June 30,		Year ended June 30,
Adjusted net operating profit (loss) by reportable segment:	2017	2016	2017	2016
Vistaprint	$37,149	$47,677	$165,193	$213,027
Upload and Print	20,118	17,448	63,833	58,643
National Pen	1,001	—	(2,225)	—
All Other Businesses	(9,222)	(10,768)	(30,747)	(8,924)
Total	49,046	54,357	196,054	262,746
Corporate and global functions	(30,330)	(25,631)	(116,803)	(96,592)
Acquisition-related amortization and depreciation	(12,662)	(10,518)	(46,402)	(40,834)
Earn-out related charges¹	(12,245)	(1,793)	(40,384)	(6,378)
Share-based compensation related to investment consideration	(4,559)	(1,130)	(9,638)	(4,835)
Certain impairments	—	(1,216)	(9,556)	(41,820)
Restructuring related charges	(810)	—	(26,700)	(381)
Interest expense for Waltham lease	1,904	1,961	7,727	6,287
Total (loss) income from operations	$(9,656)	$16,030	$(45,702)	$78,193
¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

Note: As part of the reorganization announced in January 2017, several groups that previously were part of our corporate and global functions, including significant portions of our technology, manufacturing and supply chain, finance, legal and other related groups, have been decentralized into our operating segments. The majority of the groups transferred into our operating segments joined Vistaprint and to a smaller extent our Upload and Print businesses.

During the fourth quarter of fiscal 2017, we identified errors related to our unaudited segment profitability disclosures that were recast and reported during the third quarter of fiscal 2017. As part of this process we transferred, in error, certain costs from our Corporate and global functions cost center to our Vistaprint segment. This resulted in the understatement of Vistaprint's adjusted net operating profit of $5,591 and $7,998 for the nine months ended March 31, 2017 and 2016, respectively and $2,727 for the three months ended March 31, 2016. This also resulted in an offsetting understatement of the costs of our corporate and global functions for the same amounts for the periods included above. The impacts of these errors have been revised within our results for the years ended June 30, 2017 and 2016. We have determined that these errors were not material, individually or in the aggregate, to any of the previously issued financial statements.

CIMPRESS N.V.
Supplemental Information
(unaudited, in thousands)

In $ millions, except where noted	Q2 FY2016	Q3 FY2016	Q4 FY2016	FY2016	Q1 FY2017	Q2 FY2017	Q3 FY2017	Q4 FY2017	FY2017

Revenue - Consolidated as Reported	$496.3	$436.8	$479.2	$1,788.0	$443.7	$576.9	$550.6	$564.3	$2,135.4
y/y growth	13%	29%	26%	20%	18%	16%	26%	18%	19%
y/y growth in constant currency	20%	31%	26%	24%	19%	18%	28%	20%	21%
Vistaprint (1)	$354.8	$289.9	$305.0	$1,217.2	$285.4	$379.4	$321.3	$319.2	$1,305.3
y/y growth	3%	8%	11%	6%	7%	7%	11%	5%	7%
y/y growth in constant currency	8%	10%	12%	10%	8%	9%	12%	6%	9%
as % of revenue	71%	66%	64%	68%	64%	66%	58%	57%	61%
Upload and Print	$93.3	$116.4	$146.5	$432.6	$132.0	$152.4	$142.5	$161.8	$588.6
y/y growth	112%	201%	94%	120%	72%	63%	22%	11%	36%
y/y growth in constant currency	128%	203%	92%	127%	73%	66%	27%	14%	39%
as % of revenue	19%	27%	30%	24%	30%	26%	26%	29%	28%
National Pen	N/A	N/A	N/A	N/A	N/A	N/A	$58.8	$53.9	$112.7
y/y growth	N/A	N/A	N/A	N/A	N/A	N/A	100%	100%	100%
y/y growth in constant currency	N/A	N/A	N/A	N/A	N/A	N/A	100%	100%	100%
as % of revenue	N/A	N/A	N/A	N/A	N/A	N/A	11%	10%	5%
All Other Businesses (1)	$48.2	$30.6	$27.7	$138.2	$26.3	$45.0	$28.0	$29.4	$128.8
y/y growth	(4)%	(7)%	(8)%	(6)%	(17)%	(7)%	(8)%	6%	(7)%
y/y growth in constant currency	8%	(3)%	(8)%	2%	(19)%	(7)%	(9)%	7%	(7)%
as % of revenue	10%	7%	6%	8%	6%	8%	5%	5%	6%

Physical printed products and other	$480.2	$421.4	$464.0	$1,724.6	$428.7	$562.2	$536.0	$549.7	$2,076.6
Digital products/services	$16.1	$15.4	$15.2	$63.4	$15.0	$14.6	$14.6	$14.6	$58.8

Advertising & commissions expense - consolidated	$85.0	$74.3	$76.4	$305.9	$78.3	$94.1	$100.4	$91.1	$363.9
as % of revenue	17%	17%	16%	17%	18%	16%	18%	16%	17%

TTM Bookings - Vistaprint (1)
% TTM Bookings from repeat orders (1)	74%	74%	74%		75%	75%	75%	76%
% TTM Bookings from first-time orders (1)	26%	26%	26%		25%	25%	25%	24%

Advertising & commissions expense - Vistaprint	$73.3	$64.5	$65.3	$265.5	$68.6	$79.6	$73.1	$68.8	$290.1
as % of revenue	21%	22%	21%	22%	24%	21%	23%	22%	22%

Headcount at end of period	7,463	7,585	7,995		8,522	11,312	10,909	11,639
Full-time employees	6,845	7,226	7,468		8,066	9,923	10,323	10,704
Temporary employees	618	359	527		456	1,389	586	935

Some numbers may not add due to rounding. Metrics are unaudited.
(1) In Q2 2016, revenue and TTM bookings from the Corporate Solutions business was recast to reflect a change in the calculation approach, resulting in an immaterial change to historical revenue for the Vistaprint and All Other Businesses reportable segments, as well as TTM bookings from repeat and first-time orders.